Contractor Agreement Between Thomas J. Bolan and KL Energy Corporation

This Consulting Agreement, dated effective April 2, 2009 (this "Agreement"), is made and entered into by and among KL Energy, Corporation, (the "Company") and **Thomas J. Bolan** (the "Contractor").

ARTICLE 1 - SCOPE OF WORK

1.1 **Services** - The Company has engaged Contractor to provide services as an Chief Financial Officer under the following terms

1) Term of Engagement: Initially 3 months which will be reviewed for renewal/extension at least 2 weeks prior to the end of the 3-month period),
2) Description of performance expectations:
    a. File Form 10-Q on a timely basis with:
        (1) No cost overruns (EKS&H estimates cost at $30k-$40k for Q1 2009 and $20k for Q2 and Q3 2009).
        (2) Timely preparation of the audit schedules
        (3) Timely preparation of the 10Q draft prior to auditor review
        (4) Timely resolution of all audit/SEC/GAAP issues
        (5) Review of all accounts and adjustments made prior to audit arrival
        (6) Modification and confirmation of, and adherence to 10Q schedule
        (7) Overall management of the financial reporting process
    b. Preparation of efficient system that ties GL with:
        (1) Financial Statements
        (2) Footnotes
        (3) MD & A
    c. Development of Controller to take ownership of the mechanical part of financial reporting
    d. Modification of budget system to:
        (1) Tie directly into GL system.
            (a) Cash basis
            (b) Accrual basis
    e. Preparation of monthly financial reporting system (after 1st quarter 10Q)
    f. Assess efficiency and effectiveness of accounting staff and procedures and modify as appropriate (ongoing)
    g. Tax return control and planning
    h. Provide financial advice to Executive Team and BOD
    i. Coordinating with Yves Legrux from Fair Energy budget, financial forecasting and investor presentation requirements
    j. Helping CEO continue his development and understanding of the accounting principals, financial reporting and SEC reporting requirements
3. Perform all functions of a Chief Financial Officer.
4. Determine SEC filing requirements including all 8K's.
5. Coordinate with Company attorney and auditors as appropriate.
6. Report to Company CEO with fiduciary (dotted line) responsibilities and reporting to the Board of Directors through the Audit Committee.

1.2 Time and Availability – This contract will be for a three month period beginning April 2, 2009. Extension of this period is to be made monthly thereafter, with a 30 day notice requirement. Contractor shall have discretion in selecting the dates and times it performs such consulting services throughout the months giving due regard to the needs of the Company's business. Contractor will provide 2 month schedule to CEO and Audit Committee, every each month.

1.3 Confidentiality - In order for Contractor to perform the consulting services, it may be necessary for the Company to provide Contractor with Confidential Information (as defined below) regarding the Company's business and products. The Company will rely heavily upon Contactor's integrity and prudent judgment to use this information only in the best interests of the Company.

1.4 Standard of Conduct - In rendering consulting services under this Agreement, Contractor shall conform to high professional standards of work and business ethics. Contractor shall not use time, materials, or equipment of the Company without the prior written consent of the Company. In no event shall Contractor take any action or accept any assistance or engage in any activity that would result in any university, governmental body, research institute or other person, entity or organization acquiring any rights of any nature in the results of work performed by or for the Company.

1.5 Outside Services - Contractor shall not use the service of any other person, entity or organization in the performance of Contractor's duties without the prior written consent of an officer of the Company. Should the Company consent to the use by Contractor of the services of any other person, entity or organization, no information regarding the services to be performed under this Agreement shall be disclosed to that person, entity or organization until such person, entity or organization has executed an agreement to protect the confidentiality of the Company's Confidential Information (as defined below) and the Company's absolute and complete ownership of all right, title and interest in the work performed under this Agreement.

1.6 Reports - Contractor shall periodically provide the Company with verbal or, if appropriate, written reports of his observations and conclusions as a result of his contracting services. Upon the termination of this Agreement, Contractor shall, upon the request of Company, prepare a final report of Contractor's activities.

ARTICLE 2 - INDEPENDENT CONTRACTOR

2.1 Independent Contractor – Contractor is an independent contractor and is not an employee, partner, or co-venturer of, or in any other service relationship with, the Company. The manner in which Contractor's services are rendered shall be within Contractor's sole control and discretion.

2.2 Taxes - Contractor shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement, and shall be responsible for all payroll taxes and fringe benefits of Contractor's employees. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of Contractor or its employees. Contractor understands that it is responsible to pay, according to law, Contractor's taxes and Contractor shall, when requested by the Company, properly document to the Company that any and all federal and state taxes have been paid.

2.3 Benefits - Contractor and Contractor's employees will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan, of the Company. No workers'

compensation insurance shall be obtained by Company covering Contractor or Contractor's employees.

ARTICLE 3 COMPENSATION FOR CONTRACTING SERVICES

3.1 Compensation - The Company shall pay to Contractor as follows:

1. Payment of five thousand dollars by wire transfer of ($5,000) on April 15, 2009, April 30, 2009, May 15, 2009, May 29, 2009, June 15, 2009 and 6/30/2009.
2. Rate of $75 per hour, plus $50 per hour during airport departure to airport arrival travel time. (During travel time, Contractor is expected to be available to Company personnel).
3. Reconciliation of actual time to payment on a one month lag basis beginning on April 30, 2009 and for each month thereafter.

3.2 Reimbursement - The Company agrees to reimburse Contractor for all actual reasonable and necessary expenditures, which are directly related to the consulting services. These expenditures include, but are not limited to, expenses related to travel (i.e. airfare, hotel, temporary housing, meals, parking, taxis, mileage, etc.), telephone calls, and postal expenditure. Expenses incurred by Contractor will be reimbursed by wire transfer by the Company within 5 days of Contractor's proper written request for reimbursement.

3.3 D & O Insurance – The Company shall ensure that Contractor is covered by the Company's Director and Officer insurance, if Contractor is expected to sign any legal document including SEC filings, during the term of this contract.

ARTICLE 4 - TERM AND TERMINATION

4.1 Term - This Agreement shall be effective as of April 2, 2009, as provided in Sections 1.1 1) and 1.2 of this Agreement.

4.2 Termination - The Company and Contractor may terminate this Agreement as provided in Section 1.2) of this Agreement.

4.3 Responsibility upon Termination - Any equipment provided by the Company to the Contractor in connection with or furtherance of Contractor's services under this Agreement, including, but not limited to, computers, laptops, and personal management tools, shall, immediately upon the termination of this Agreement, be returned to the Company.

4.4 Survival - The provisions of Articles 5, 6, 7 and 8 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

ARTICLE 5 CONFIDENTIAL INFORMATION

5.1 Obligation of Confidentiality - In performing consulting services under this Agreement, Contractor may be exposed to and will be required to use certain "Confidential Information" (as hereinafter defined) of the Company. Contractor agrees that Contractor will not and Contractor's employees, agents or representatives will not, use, directly or indirectly, such Confidential Information

for the benefit of any person, entity or organization other than the Company, or disclose such Confidential Information without the written authorization of the President of the Company, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

5.2 **Definition** - "Confidential Information" means information, not generally known, and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information which Contractor acquires or becomes acquainted with during the period of this Agreement, whether developed by Contractor or by others, which Contractor has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

5.3 **Property of the Company** – Contractor agrees that all plans, manuals and specific materials developed by the Contractor on behalf of the Company in connection with services rendered under this Agreement, are and shall remain the exclusive property of the Company. Promptly upon the expiration or termination of this Agreement, or upon the request of the Company, Contractor shall return to the Company all documents and tangible items, including samples, provided to Contractor or created by Contractor for use in connection with services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof.

ARTICLE 6 - RIGHTS AND DATA

6.1 Data-All drawings, models, designs, formulas, methods, documents and tangible items prepared for and submitted to the Company by Contractor in connection with the services rendered under this Agreement shall belong exclusively to the Company and shall be deemed to be works made for hire (the "Deliverable Items"). To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, Contractor hereby assigns to the Company the ownership of copyright or mask work in the Deliverable Items, and the Company shall have the right to obtain and hold in its own name any trademark, copyright, or mask work registration, and any other registrations and similar protection which may be available in the Deliverable Items. Contractor agrees to give the Company or its designees all assistance reasonably required to perfect such rights.

ARTICLE 7 - CONFLICT OF INTEREST AND NON-SOLICITATION

7.1 **Conflict of Interest** - Contractor covenants and agrees not to consult or provide any services in any manner or capacity to a direct competitor of the Company during the duration of this Agreement unless express written authorization to do so is given by the Company's President..

7.2 **Non-Solicitation** - Contractor covenants and agrees that during the term of this Agreement, Contractor will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit, hire for employment or work with, on a part-time, consulting, advising or any other basis, other than on behalf of the

Company any employee or independent contractor employed by the Company while Contractor is performing services for the Company.

ARTICLE 8 - RIGHT TO INJUNCTIVE RELIEF

Contractor acknowledges that the terms of Articles 5, 6, and 7 of this Agreement are reasonably necessary to protect the legitimate interests of the Company, are reasonable in scope and duration, and are not unduly restrictive. Contractor further acknowledges that a breach of any of the terms of Articles 5, 6, or 7 of this Agreement will render irreparable harm to the Company, and that a remedy at law for breach of the Agreement is inadequate, and that the Company shall therefore be entitled to seek any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties. Contractor acknowledges that an award of damages to the Company does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies.

ARTICLE 9 - GENERAL PROVISIONS

9.1 Construction of Terms - If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

9.2 Governing Law - This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of South Dakota.

9.3 Complete Agreement - This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

9.4 Dispute Resolution - If there is any dispute or controversy between the parties arising out of or relating to this Agreement, the parties agree that such dispute or controversy will be arbitrated in accordance with proceedings under American Arbitration Association rules, and such arbitration will be the exclusive dispute resolution method under this Agreement. The decision and award determined by such arbitration will be final and binding upon both parties. All costs and expenses, including reasonable attorney's fees and expert's fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties will share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.

9.5 Modification - No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

9.6 Waiver of Breach - The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

9.7 Successors and Assigns - This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by the Company without Contractor's consent in the event the Company is acquired by or merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

9.8 No Conflict - Contractor warrants that Contractor has not previously assumed any obligations inconsistent with those undertaken by Contractor under this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

KL Energy Corporation

By: [signature] 2 APR 09

Steve Corcoran

Its: Chief Executive Officer

Thomas J. Bolan

By: [signature] 4/2/09